Guaranty Contract of Maximum Amount

Shenzhen Development Bank

Version of July, 2009

Guarantee Contract of Maximum Guarantee Amount

Contract NO: Shenfa Shenxinzhou ebao zi di 20121207004-02

Party A (Main contract creditor): Shenzhen Development Bank Limited Company, Xinzhou Branch

Address: Zhongcheng Tianyi Garden, Xinzhou Road, Futian District, Shenzhen City

Office number: 2348 0000	Fax: 2348 0005
Person in charge: Li Jing	Position: Branch President

Party B (Guarantor):

Type of certification:

Certification number:

To ensure execution of the Comprehensive Credit Line Contract (hereinafter referred to as “the Principal Contract”) signed between Party A and Shenzhen Highpower Technology Co. Ltd. (hereinafter referred to as “Debtor”), Party B agrees to provide a joint responsibility guarantee to all of the Borrower’s obligations hereunder, and WHEREAS, the Lender is willing to provide a short-term revolving credit facility to the Borrower on the terms and conditions set forth herein.

Clause 1 The range of Guarantee

The range of guarantee includes the principal debts (include contingent liabilities), interest, compound interest, punitive interest, and the cost for realization of the creditor’s right under the Debtor as agreed in the “Comprehensive Credit Line Contract” (Shenfa Shenxinzhou ebao zi di 20121207004). The maximum amount of the debt promised to guarantee is one hundred forty million only in Chinese Currency.

The interest, compound interest, punitive interest will be calculated according to the agreements of the Principal Contract, and will be calculated until the date paid off. The cost for realization of the creditor’s right includes but is not limited to the announcement fee, delivery fees, appraisal fees, legal fees, travel expenses, assessment fees, auction fees, the property preservation fee, compulsory execution fee and etc.

For loans or credit businesses in currency other than CNY, the currency exchange rates announced by Party A on the date of transaction will be applied.

Clause 2 Period of Guarantee

The period of guarantee starts from the effective day of the Principal Contract and ends two years after the expiration date of each specific credit line contract under the Principal Contract.

During the period of guarantee, if Party A transfers the creditor's rights to a third party according to legal procedure, Party B should continue to assume the guarantee responsibility over the period set forth in this contract.

Clause 3 On lending arrangements

Not Applicable

Clause 4 Other issues

Not Applicable

Clause 5 This contract will be printed and signed in two copies, Party A holds one copy, Party B and Debtor holds one copy, each copy has the same legal effect.

Clause 6 Mandatory Implementation against property

Not Applicable

Clause 7 Definition of Guarantee Responsibilities

Party B agrees to provide joint guarantee to all the principal debts (including contingent liabilities), interest, compound interest, punitive interest, and the cost for realizing creditor’s right within the term of guarantee. If the debtor fails to fulfill the obligation of repayment at the expiration date (including contract expiration date and earlier termination) or there is evidence that Debtor has breached a loan covenant, Party A reserves the right to claim from the Debtor or Party B directly for paying off the debt. Party B irrevocably provides Party A with rights to direct access to Party B’s bank account opened with Party A. Once the Debtor fails to repay debt on expiration (including contract expiration and earlier maturity), Party A can directly deduct the amount of due debt from the above bank account.

No matter whether there is or is not real security on the creditor’s right provided by Debtor or third parties, Party A reserves the right to request Party B assume guarantee responsibility before any disposal of real security.

Clause 8 The guarantee responsibility under this contract is an independent guarantee, will not be affected by any guarantee provided by other guarantor.

Clause 9 The guarantee under this contract is irrevocable, will not be affected by any other agreements and documents signed by debtor with any other companies or institutions, and will not be changed by any situation changes of Debtor, including but not limited to bankruptcy, insolvency, loss of business qualification, or change of articles of association.

Clause 10 Breach of Covenant and Default Liabilities

A.	Breach of Covenant. Any of the following situations would be considered as breach of contract covenant:

1.	Party B violates or intends to violate the terms herein.

2.	Documents provided by Party B to Party A are untrue, inaccurate, or incomplete, or contain fake records, misleading statements or major omissions.

3.	Party B conceals a significant fact, does not cooperate with Party A for an investigation, examination and inspection.

4.	Party B has neglected to manage and claim rights for debt due, transferred or disposed of its main assets for free or at a price significantly lower than the market price, or withdrawn its funds or evaded its debt.

5.	Party B breaches the covenants of other credit line contracts between Party A or third parties (including but not limited to credit line agreements, loan contracts and guarantee contracts) or violates any debt securities issued by Party B, or is involved in any litigation or dispute arising from such contracts and the securities.

6.	The guarantee is defined as nullified or revoked.

7.	When the deadline as set on the principal contract has passed and the Debtor has failed to pay all or part of the debts as set under the Principal Contract.

8.	Party B intended to evade bank’s debt through related party transactions.

9.	For Party B as an Enterprise Legal Person:
9.1	Party B is or will be under significant business difficulties or risks: deteriorated financials, significant financial losses and loss of assets (including but not limited asset losses for fulfill guarantee obligations) or other financial crisis.
9.2	. Party B is subjected to an administrative penalty or criminal penalty. Or Party B is under an investigation conducted by authorities, which could possibly result in an administrative penalty or criminal penalty from illegal operations.
9.3	Party B has undergone significant organizational changes, e.g. a business splitting, merger and termination, disposal of major assets, capital reduction, liquidation, reorganization, withdrawal, bankruptcy, and dissolution.
9.4	Change of controlling shareholders or de facto control of Party B, if Party A believes those changes have endangered or may endanger the creditor's rights; or Party B’s controlling shareholders, de facto control, legal representative or senior management reported significant issues, which include but are not limited to administrative or criminal penalties or investigations by authorities which could possibly lead to an administrative penalty or criminal penalty from illegal operations, has lawsuits, deteriorated financials, bankruptcy and dissolution.

9.5	Adverse changes in the industry in which Party B engaged, and Party A believes the situation has endangered or may endanger realization of the creditor's rights.

10.	For Party B as a citizen:
10.1	Any situation changes of Party B, such as disability, unemployment, change of career or change of business operation, which Party A believes have affected or may affect Party B’s capability to fulfill the guarantee responsibilities.
10.2	Under any circumstances if Party B was under investigation for criminal responsibility according to the legal procedure, or was required for mandatory implementation in accordance with law, or was restricted from certain citizen’s rights, which Party A believes have affected or may affect Party B’s capability to fulfill the guarantee responsibilities.
10.3	The heir or legatee of Party B refuses to inherit or bequest, or refuses to continue to assume the guarantee responsibilities after inheritance or bequest.

11.	Any other occasions or situations relating to Party B that has led to or will soon lead to the degrading of Party B’s guarantee capabilities or endangering Party A’s rights and interests.

B.	Default Liabilities

If the situation mentioned in the provision A happens, Party A has the right to take any or several of the following measures at that time:

1.	Request Party B to assume the guarantee responsibilities and execute the right to access Party B’s bank account to deduct all the principal debts (include contingent liabilities), interest, compound interest, punitive interest, and the cost for realizing creditor’s right within the term of guarantee, which includes but is not limited to credit investigation, examination and notary fees related to this contract, and all legal fees, arbitration fees, travel expenses, announcement fees, delivery fees, execution fees and other fees that are paid for realization of the creditor's rights.
2.	Request Party B to provide additional cover on the debts under the Principal Contract, including but not limited to collateral and pledged assets.
3.	Party B should compensate for all losses claimed by Party A.
4.	Party A is entitled to claim for the right of subrogation from Party B’s debtor through legal procedure, Party B needs to provide all necessary assistance and bear all costs during the application procedure.
5.	In a claim for the People’s court to revoke an action that Party B gave up a due claim or transferred property without payment or at an unreasonable lower price, Party B needs to provide all necessary assistance and bear all costs during the legal procedure.
6.	Other measures of compensation in accordance with the law and agreements.

Clause 11 If there is a circumstance in which all or part of a clause in the Principal Contract or any specific credit line contracts under the Principal Contract is nullified in terms of law, Party A is still entitled to request that the Debtor repay the principal, interests and other related costs of the issued loan in accordance with law. Under above circumstances, this contract remains valid, and Party B should still assume the guarantee responsibilities towards Debtor in the term of guarantee stated in this contract.

Clause 12 Party B's commitments

1.	Party B legally possessed the power, rights and authorizations for signing, delivering and executing this contract. The covenants in this contract are able to form an effective binding and execution towards Party B.
2.	If Party B is an enterprise legal person, Party B should be a well established company legally set up and operating in its jurisdiction. Party B has full authorization of the company and is operating the business within the scope legally registered with the government authorities.
3.	Party B should guarantee the truth, completeness, legitimacy and validity of all the documents provided, and that no fake record, misleading statement and significant omission is in the documents provided.
4.	Party B promises herein, Party B will fully perform the burden of the contract in good faith, and will not take any actions before obtaining Party A’s written consent that could damage the creditor’s rights (those actions include but are not limited to performing what should not be performed, or refusing to perform what should be performed.)
5.	Party B should notify Party A in writing about any changes of its domicile, address, phone of contact as well as scope of business and legal representative. The written notification should be sent within 10 days after the registration. If Party B fails to perform the said notification, all correspondence sent to the original address of Party B by Party A is considered valid.
6.	Party B herein confirms, Party B has full understanding and awareness of all the terms and conditions listed in this contract, and signing this contract is the true expression of Party B’s will.

Clause 13 Amendment of the Contract

1.     Agreed by both parties, this contract can be amended or dissolute in writing.

2.     When the Principal Contract needs amendment, it is Party A’s responsibility to notify Party B in writing in time, once Party B agrees, Party B continues to assume the guarantee responsibilities for the debt under the amended Principal Contract. However, if the liability of the Debtor has relived (including but not limited to reducing the amount of debt, shortening the period of debt, etc.) after the amendment, Party B should be deem to agree to the amendments, written agreements under this circumstance are not necessary, and Party B continues to assume the guarantee responsibilities.

Clause 14 During the period of this contract, Party A may sometimes tolerate, extend, or delay execution on Party B’s default or delay actions. These will not damage, affect or limit Party A’s creditor’s rights by law. The tolerance, extension or delay execution cannot be deemed as Party A’s approval and consent on the defaults nor can it be deemed as Party A giving up the creditor’s rights for further execution.

Clause 15 Applicable Law and Resolution for Dispute

1.	This contract is entered into according to the People’s Republic of China, and is applicable to the law of the People’s Republic of China.
2.	The resolution of dispute should be in accordance with the Principal Contract.

Clause 16 This Agreement is established and entered into effect upon signing or sealing by the legal representatives (or person-in-charge) of Party A and Party B or their duly authorized agents, together with sealing by the company chop.

Stamp of Party A

/s/ [COMPANY STAMP]

Signature of director or authorized representative

November 22, 2012

Stamp of Party B (if Party B is a corporation)

Signature of legal representative or authorized representative

Signature of Party B (if Party B is a individual) or authorized representative:

/s/ Dangyu Pan

November 22, 2012

[INFORMATION FOR PURPOSES OF FILING WITH THE SECURITIES AND EXCHANGE COMMISSION]

SCHEDULE A

GUARANTORS/PARTY B

Springpower Technology (Shenzhen) Co., Ltd.
Dangyu Pan